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Exhibit 3(i)
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CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

KING WORLD PRODUCTIONS, INC.



          KING WORLD PRODUCTIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

          FIRST: that at a meeting of the Board of Directors of the Corporation held on October 28, 1997, a resolution was duly passed setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their approval at the annual meeting of stockholders to be held on January 19, 1998 (the "Annual Meeting"). The resolution approving the proposed amendment is as follows:

     RESOLVED, that the Board of Directors hereby proposes, approves and declares the advisability of an amendment to Article IV of the Restated Certificate of Incorporation of the Corporation increasing the number of shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), that the Corporation is authorized to issue from 75,000,000 to 150,000,000 and the total number of shares which the Corporation is authorized to issue from 80,000,000 to 155,000,000.

          SECOND: that the amendment to the Restated Certificate of Incorporation effected by this Certificate was duly authorized at the Annual Meeting by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

          THIRD: that the capital of the Corporation will not be reduced under, or by reason of, the foregoing amendment to the Restated Certificate of Incorporation of the Corporation.

          FOURTH: that by reason of the approval of the amendment to the Restated Certificate of Incorporation of the Corpora-
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tion by the stockholders, the first paragraph of Article IV of the Restated
Certificate of Incorporation, as previously amended by an amendment thereto dated as of August 27, 1986, shall henceforth read in its entirety as follows:

     "The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty-five million (155,000,000) shares, consisting of five million (5,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock"), and one hundred fifty million (150,000,000) shares of Common Stock, par value $.01 per shares (hereinafter called "Common Stock")."

          IN WITNESS WHEREOF, KING WORLD PRODUCTIONS, INC. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by an officer of the Corporation thereunto duly authorized, hereby declaring, certifying and acknowledging under penalties of perjury that the facts herein stated are true and that this Certificate of Amendment is the act and deed of the Corporation this 28th day of January 1998.

                              KING WORLD PRODUCTIONS, INC.



                              By
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